Exhibit 10.44

TERMINATION AGREEMENT

THIS AGREEMENT is made on 19 November 2009

Between

EA Swiss Sàrl, whose registered office is at Place du Molard 8, 1204 GENEVA (the “Company”)

And

Gerhard FLORIN, 10B, chemin des Princes, Cologny (the “Employee”).

WHEREAS:

1.	The parties entered into a Contract of Employment on September 26, 2006 (the “Contract of Employment”).

2.	The Company decided to terminate the employment relationship with the Employee for economic reasons.

3.	The Company and the Employee have agreed on the terms set out in this Agreement by way of settlement of all claims that the Employee has made or may have against the Company or any other company in the Group arising out of the Contract of Employment and its termination.

4.	The present Termination Agreement confirms the terms of the agreement reached by the parties.

THEREFORE, IT IS AGREED AS FOLLOWS:

I.	TERMINATION DATE

5.	The Contract of Employment ends on 31 December, 2010 (the “Termination Date”). The Contract of Employment shall have no further effect after the Termination Date save in respect of those clauses expressed to apply or capable of applying after that date.

6.	The parties expressly agreed on the Termination Date as part of this termination agreement. The employee renounces to any extension of the employment relationships as a result of the application of section 336c of the Swiss Code of Obligations.

7.	The Employee will carry out such work duties from the date of this Agreement until 30 March 2010 as requested by EA. From 1 April 2010 until the Termination Date the Employee will be at the disposal of the Company (which will involve checking email regularly and taking phone calls) and occasionally going into the Company’s offices. If the Company require the Employee to travel his travel expenses will be reimbursed.

8.	The Employee will not work for any other Company up to the Termination Date except that he is allowed to do some consulting or advisory work for organisations who do not compete with the products or services provided by the Company and provided always that the Employer obtains the prior written approval of the Company prior to entering into such work, and such approval will not be unreasonably withheld by the Company.

9.	(i)	The Employee will respect the post termination Restrictive Covenants contained in section 15 of the Contract of Employment. In addition, the Employee agrees for a period of 12 months from the Termination Date not to be engaged in or concerned in any capacity in any business concern, in any country, which is in competition with the products or services provided by the Company or any “Group Company” (Group Company meaning any holding company of the Company and any subsidiary of the Company or its holding company). (“Post Termination Restrictive Covenant).

	(ii)	The Post Termination Restrictive Covenant wording is specifically trying to prevent the Employee from working at companies like Activision, Sony (interactive gaming division), Microsoft (interactive gaming division), Apple (interactive gaming division), Nintendo, Ubisoft, Take Two, THQ, Zynga and similar competitors. It is agreed by the parties that during the Post Termination Restrictive Covenant period the Employee can work for certain approved competitive companies provided the Employee obtains the prior written approval of the Company. Such approval will not be unreasonably withheld and it will not be deemed unreasonable if the Company withholds consent on the basis that the Company is seeking to protect its legitimate business interests.

	(iii)	If there is a “Change of Control” of Electronic Arts Inc which results in the Executive management team of Electronic Arts Inc being replaced then the Post Termination Restrictive Covenant will no longer apply. Change of Control means that any person or body corporate which holds over 50% of the voting power of the shares of Electronic Arts Inc ceases to do so or if other persons or corporate body(ies) acquire control of Electronic Arts Inc.

II.	COMPANY’S OBLIGATIONS

10.	The Employee will receive his accrued salary, contractual benefits and accrued outstanding holiday pay, up to March 31, 2010, (less such social insurances and tax deductions as are required by law). The Employee should take all accrued holiday by March 31 2010.

11.	From April 1st to the Termination Date, the Company will pay the following:-

i) a monthly salary of CHF 15,855 (less such social insurances and tax deductions as are required by law, and less the pension deduction referred to in paragraph 11 iii below) to the Employee;

ii) CHF 349 per month into the Company Group Health Insurance scheme the details of which are 7871 Groupe Mutuel Supplemental Medical Insurance – GG2.

iii) Employer Pension and Life Insurance contributions into the Pension Plan Electronic Arts Swiss Sàrl, Genève 61’863/000 until the Termination Date (which is deducted from the monthly salary in i above).

12.	The Employee will continue to be entitled to vest relevant RSU and stock option grants which have been made during his employment at EA until the Termination Date.

13.	The Employee will receive no other benefits of any kind from April 1st to the Termination Date from the Company.

14.	The Company will issue a work certificate for the attention of the Employee.

15.	The Company will remove the Employee as Director from the Company and all relevant Group Companies to be effective from 1 April 2010. Once the Employee is removed from all the Boards on which he is a Director he will be released from all his duties and obligations as a Director from the date of the removal.

16.	The Employee will be taken out of the Trading Window as soon as it is practicable after Electronic Arts Inc releases its year end results in 2010.

III.	EMPLOYEE’S OBLIGATIONS

17.	The Employee undertakes to return to the Company on the Termination Date, all books, documents (whether confidential or not), mobile telephones, mobile devices, electrical equipment, computer disks, electronic copies of documents, materials, credit cards, identity cards, keys and any other property of the Company or any other company in the Group and any copies of such items, which is in his possession or under his control.

18.	The Employee expressly undertakes not to make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the Company or any Group Company or their officers, executives, or employees.

19.	The Employee confirms to be fully aware that he remains bound by his confidentiality duty towards the Company after the Termination Date. More particularly, the Employee undertakes not to disclose to anyone any trade secret or any business information in relation to the Company, or any Group Company.

20.	The Employee will keep the terms of this Agreement confidential and agrees not to disclose, communicate or otherwise make public the same to anyone, save to the relevant tax authorities and otherwise as may be required by law.

IV.	RELEASE

21.	The Employee and the Company agree that the terms set out in this Agreement shall be in full and final settlement of all and any claims the Employee may have against the Company and any company in the Group relating to the Contract of Employment.

22.	In particular, the Employee confirms that his rights towards the Company from March 31 to December 31, 2010 are strictly and exclusively limited to the gross payment of CHF15,855 per month plus the relevant health and pension insurance contributions and stock option vesting, as provided for in Section II of this Termination Agreement. He also confirms that these rights will not be extended over the Termination Date.

V.	GOVERNING LAW AND COMPETENT JURISDICTION

23.	The present Agreement is governed by Swiss law. Any dispute which may arise in relation with the present Agreement will be submitted to the ordinary courts of Geneva.

Executed in two originals on 19 November 2009

EA Swiss Sàrl

Steve Bené	Glen Kohl

/s/ Steve Bené	/s/ Glen Kohl

Gerhard Florin

/s/ Gerhard Florin